Exhibit 4.2

Execution version

Barclays Bank PLC 5 The North Colonnade Canary Wharf, London E14 4BB Facsimile:+44(20)77736461 Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc. as Agent for Barclays Bank PLC 745 Seventh Ave New York, NY 10019 Telephone: +1 212 412 4000

August 7, 2012

To: Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana, 70433

Attention: Sam Giberga, General Counsel

Facsimile No.: (985) 727-2006

Re: Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Hornbeck Offshore Services, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Dealer is regulated by the Financial Services Authority. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about August 13, 2012 between Counterparty and Wells Fargo Bank, National Association, as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer in writing, the “Indenture”) relating to USD 260,000,000 principal amount of 1.500% senior convertible notes due 2019 (the “Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of this Confirmation. If any relevant sections of the Indenture are changed, added, or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation (other than as provided in paragraph 8(t)(ii) below and other than any amendment pursuant to Section 10.01(k) of the Indenture) unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, (ii) the election of US Dollars (“USD”) as the Termination Currency, and (iii) the other provisions set forth under paragraph 8(u) below) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 7, 2012.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty (Ticker symbol “HOS”).

Number of Options:	260,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Applicable Percentage multiplied by the “Conversion Rate” (as defined in the Indenture) as of such date (but without regard to any adjustments to the “Conversion Rate” pursuant to Section 12.02(m) or Section 12.03 of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.

Applicable Percentage:	30.0%.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes in denominations of USD 1,000 principal amount that are surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below (such Convertible Notes, the “Relevant Convertible Notes”); provided that in no event shall a Conversion Date be deemed to occur hereunder (and no

Option shall be exercised or deemed to be exercised hereunder) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 12.01(f) of the Indenture and such designation is accepted by such financial institution, except to the extent that (i) such financial institution fails to pay or deliver, as the case may be, any consideration due upon conversion of such Convertible Note, or (ii) such Convertible Note is subsequently resubmitted to Counterparty for conversion in accordance with the terms of the Indenture.

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD 1,000 principal amount surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but no greater than the Number of Options.

Free Convertibility Date:	June 1, 2019.

Exercise Period:	The period from and including the Effective Date to and including the Expiration Date.

Expiration Date:	Notwithstanding anything to the contrary in section 3.1(f) of the Equity Definitions, “Expiration Date” shall mean the earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the Scheduled Trading Day immediately preceding the “Maturity Date” (as defined in the Indenture).

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:	Applicable, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Exercisable Options” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing prior to 5:00 p.m., New York City time, on the day that is at least two Scheduled Trading Days’ prior to the first day of the applicable Conversion Period for such Options (the “Notice Deadline”) of (i) the aggregate principal amount of Convertible Notes as to which such Conversion Date has occurred (including, if applicable, whether all or any portion of the Convertible Notes relating to such Options are Convertible Notes as to which additional Shares would be added to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 12.03 of the Indenture (the “Make-Whole Convertible Notes”)), (ii) the scheduled first day of the applicable Conversion Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options and (iv) if the Relevant Settlement Method for such Options is not Net Share Settlement, Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Relevant Convertible Note that Counterparty has elected to deliver to “Holders” (as defined in the Indenture) of the related Relevant Convertible Notes (the “Specified Cash Amount”), and such notice shall also include the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that, notwithstanding the foregoing, in the case of any Options relating to Convertible Notes surrendered for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion pursuant to Section 12.01(f) of the Indenture and such designation is accepted by such financial institution, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 p.m. (New York City time) on the 50th Scheduled Trading Day following the Notice Deadline, in which event the Calculation Agent shall have the right to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline; provided, further, that in respect of any Options relating to Relevant Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the Expiration Date and need only specify the information required in clause (i) above (provided that any such notice given on the Expiration Date shall be given prior to 12:00 p.m., New York City time, on such date), and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement with a Specified Cash Amount equal to USD 1,000, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Relevant Convertible Notes before 5:00 p.m., New York City time, on or prior to the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below.

Settlement Terms:

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:

In respect of any Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note (A) entirely in Shares pursuant to Section 12.01(d)(i) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”); (B) in a combination of cash and Shares pursuant to Section 12.01(d)(iii) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”); or (C) in a combination of cash and Shares pursuant to Section 12.01(d)(iii) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note in a combination of cash and Shares pursuant to Section 12.01(d)(iii) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note entirely in cash pursuant to Section 12.01(d)(ii) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:

For any Relevant Settlement Method other than Net Share Settlement with a Specified Cash Amount equal to USD 1,000, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i) a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, none of Counterparty and its officers and directors is aware or in possession of any “material non-public information” (within the meaning of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder) with respect to Counterparty or the Shares;

(ii) a representation that Counterparty is electing the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act;

(iii) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv) a representation that Counterparty is not electing the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act; and

(v) an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, an aggregate number of Shares and cash in lieu of fractional shares, if any, (the “Net Share Settlement Amount”) equal to the product of (x) the Applicable Percentage and (y) the number of Shares that Counterparty would be obligated to deliver to the “Holder(s)” (as defined in the Indenture) of the Relevant Convertible Notes converted on such Conversion Date pursuant to Section 12.01(d) of the Indenture and cash in lieu of fractional shares, if any, pursuant to Section 12.01(g) of the Indenture, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Notes with a Specified Cash Amount equal to USD 1,000 per Relevant Convertible Note, notwithstanding any different Specified Cash Amount actually elected by Counterparty with respect to the settlement of such Relevant Convertible Notes, and determined on the basis of the applicable Conversion Period set forth opposite the caption “Conversion Period” below; provided that such obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a result of any adjustments to the “Conversion Rate” pursuant to Section 12.02(m) or Section 12.03 of the Indenture; and provided further that, with respect to any Settlement in Shares or Low Cash Combination Settlement, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option.

Combination Settlement:

If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash equal to the product of (A) the Applicable Percentage and (B) the excess of (x) the cash that Counterparty is obligated to deliver to the “Holder(s)” (as defined in the Indenture) of the Relevant Convertible Note converted on such Conversion Date pursuant to Section 12.01(d) of the Indenture (including cash paid in respect of fractional shares but excluding any cash paid in respect of interest) over (y) USD 1,000 per Relevant Convertible Note (the “Combination Settlement Cash Amount”); and

(ii) a number of Shares equal to the product of (A) the Applicable Percentage and (B) the number of Shares that Counterparty is obligated to deliver to the “Holder(s)” (as defined in the Indenture) of the Relevant Convertible Note converted on such Conversion Date pursuant to Section 12.01(d) of the Indenture.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the product of (A) the Applicable Percentage and (B) the excess of (x) the cash that Counterparty is obligated to deliver to the “Holder(s)” (as defined in the Indenture) of the Relevant Convertible Note converted on such Conversion Date pursuant to Section 12.01(d) of the Indenture (including cash paid in respect of fractional shares but excluding any cash paid in respect of interest) over (y) USD 1,000 per Relevant Convertible Note.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Relevant Convertible Note, in each case pursuant to the terms of the Indenture, upon conversion of such Relevant Convertible Note multiplied by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page HOS <equity> (or any successor thereto).

Trading Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

Scheduled Trading Day:	A day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or banks in the State of Texas are authorized or required by law or executive order to close or be closed.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, the occurrence or existence prior to 1:00 p.m. New York City time on any Scheduled Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or futures contracts relating to the Shares.”

Conversion Period:

For any Option and regardless of the Settlement Method applicable to such Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 25 consecutive Trading Days commencing on, and including, the third Trading Day immediately following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Conversion Period shall be the 50 consecutive Trading Day period commencing on, and including, the third Trading Day immediately following such Conversion Date;

(ii) if the related Conversion Date occurs on or following the Free Convertibility Date, the 25 consecutive Trading Days commencing on, and including, the 27th Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture); provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Conversion Period shall be the 50 consecutive Trading Days commencing on, and including, the 53rd Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture).

Settlement Date:	For any Option, the third Business Day immediately following the final Trading Day of the applicable Conversion Period for such Option.

Settlement Currency:	USD.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver any Shares required to be delivered hereunder in certificated form to Counterparty in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the “Conversion Rate” (as defined in the Indenture) and/or the nature of the Shares under the Convertible Notes pursuant to the Indenture (other than an increase in the “Conversion Rate” pursuant to Section 12.02(m) or Section 12.03 of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction. Counterparty agrees that it will notify Dealer prior to the effectiveness of any such adjustment and, to the extent such adjustment requires an exercise of discretion by Counterparty under the terms of the Indenture, it shall use good faith efforts to consult with the Calculation Agent in order to achieve a commercially reasonable adjustment, determination or calculation (it being understood for the avoidance of doubt that notwithstanding any such consultation, Counterparty shall remain entitled to make such adjustments as permitted in accordance with the terms of the Indenture).

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Sections 12.02(a), (b), (c), (d) and (e) of the Indenture that would result in an adjustment to the “Conversion Rate” (as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” pursuant to Section 12.02(m) or Section 12.03 of the Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions (which shall not apply for the purposes hereof), a “Merger Event” means the occurrence of any event or condition set forth in Section 12.04(a) of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions (which shall not apply for the purposes hereof), upon the occurrence of a Merger Event, to the extent an adjustment is made under the Indenture in respect of such Merger Event, the Calculation Agent shall make an analogous adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) for the issuance of additional shares as set forth in Section 12.02(m) or Section 12.03 of the Indenture.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination) provided that, for purposes of Section 12.6(a)(iii) of the Equity Definitions, it will constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), a Delisting shall not have occurred and such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable for the period commencing on the Trade Date and ending on the Effective Date; Not Applicable after the Effective Date.

Increased Cost of Hedging:	Not Applicable

Hedging Party:

Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Section 13.2(b) of the Equity Definitions is hereby amended by adding the words “(or an Affiliate of such party)” following the words “by a party” in the third line thereof.

Determining Party:	Dealer for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Calculation Agent: Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

4. Account Details:

(a)	Account for payments to Counterparty:

  Capital One, N.A.

  New Orleans, LA

  ABA 065-000-090

  For credit to:

  Hornbeck Offshore Services, Inc.

  103 Northpark Blvd., Suite 300

  Covington, LA 70433

  Account 812519859

  Account for delivery of Shares to Counterparty:

  To be provided under separate cover by Counterparty.

(b)	Account for payments to Dealer:

  Bank: Barclays Bank plc NY

  ABA# 026 00 2574

  BIC: BARCUS33

  Acct: 50038524

  Beneficiary: BARCGB33

  Ref: Barclays Bank plc London Equity Derivatives

5. Offices: The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party. The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana, 70433

Attention: Sam Giberga, General Counsel

Facsimile No.: (985) 727-2006

(b)	Address for notices or communications to Dealer:

Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attention: General Counsel

Telephone: (+1) 212-412-4000

Facsimile: (+1) 212-412-7519

with a copy to:

Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn: Paul Robinson

Telephone: (+1) 212-526-0111

Facsimile: (+1) 917-522-0458

and

Barclays Bank PLC, 5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: 44(20) 777 36461

Phone: 44(20) 777 36810

7. Representations and Warranties of Counterparty

(A) Counterparty hereby represents and warrants to Dealer that:

(a) It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended (the “CEA”));

(b) Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty;

(c) (x) On any day during any Conversion Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer;

(y) Counterparty agrees that it (A) will not, on any day during any Conversion Period, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(d) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(e) Counterparty has not received notice that it is the subject of a tender offer made under Section 14(d)(1) of the Exchange Act and has not commenced any tender offer that would be subject to Rule 13e-4 under the Exchange Act;

(f) Prior to or on the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction;

(g) Counterparty is not, and after giving effect to the transactions contemplated hereby will not, be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940;

(h) On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(i) Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance or securities investor protection and that such obligations will not be guaranteed by any affiliate of Dealer (except as expressly set forth herein) or any governmental agency;

(j) The Convertible Notes have been duly authorized by Counterparty, and, when issued and delivered as provided in the Purchase Agreement and duly authenticated pursuant to the Indenture (assuming due authentication of the Convertible Notes by the trustee) will be duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of Counterparty entitled to the benefits provided by the Indenture; and the Convertible Notes will conform, in all material respects, to the descriptions thereof in the Offering Memorandum;

(k) The Indenture has been duly authorized, executed and delivered by Counterparty and the guarantors named therein, and (assuming the authorization, execution and delivery by the trustee), constitutes a valid and legally binding instrument of Counterparty, enforceable against Counterparty in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, moratorium, reorganization and laws of general applicability relating to or affecting creditors’ rights and general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law); and the Indenture conforms, in all material respects, to the description thereof in the Offering Memorandum;

(l) Upon issuance and delivery of the Convertible Notes in accordance with the Purchase Agreement and the Indenture, the Convertible Notes will be convertible at the option of the holder thereof into Shares, cash or a combination of cash and Shares, if applicable, in accordance with the terms of the Convertible Notes; the Shares reserved for issuance upon conversion of the Convertible Notes have been duly authorized and reserved and, when issued upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Shares will not be subject to any preemptive or similar rights;

(m) Neither Counterparty nor any controlled affiliate (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)) of Counterparty has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Convertible Notes in a manner that would require the registration under the Securities Act of the offering contemplated by the Offering Memorandum;

(n) None of Counterparty, any controlled affiliate of Counterparty or any person acting on its or their behalf (other than the Initial Purchasers for whom we make no representation) has offered or sold the Convertible Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(o) The Convertible Notes satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act;

(p) The issue and sale of the Convertible Notes, the issuance by Counterparty of the Shares upon conversion of the Convertible Notes and the compliance by Counterparty with all of the provisions of the Convertible Notes, the Indenture, the Purchase Agreement and this Confirmation and the consummation of the transactions herein and therein contemplated (A) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which any of the property or assets of Counterparty or any of its subsidiaries is subject, except such conflict, breach or violation as would not have a Material Adverse Effect, (B) will not result in any violation of the provisions of the certificate of incorporation or bylaws of Counterparty, and (C) will not result in the violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Counterparty or any of its subsidiaries or any of its properties, except such violations as would not have a Material Adverse Effect; and except as disclosed in the Offering Memorandum, to Counterparty’s knowledge, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Convertible Notes or the consummation by Counterparty of the transactions contemplated by the Purchase Agreement or the Indenture, except for the filing and effectiveness of a registration statement by Counterparty with the Commission pursuant to the Securities Act, the qualification of the Indenture under the Trust Indenture Act of 1939 (“Trust Indenture Act”) in relation to the Shares and such consents, approvals, authorizations, registrations or qualifications as may be required under state Securities or Blue Sky laws in connection with the purchase and distribution of the Convertible Notes by the Initial Purchasers in the manner contemplated by the Purchase Agreement and Offering Memorandum and except for such consents the failure to obtain would not have a Material Adverse Effect. “Material Adverse Effect” means any change in the capital stock, increase in long-term debt or any decreases in consolidated net current assets or stockholders’ equity of Counterparty or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, current or future consolidated financial position, stockholders’ equity or results of operations of Counterparty and its subsidiaries taken as a whole;

(q) Counterparty is subject to Section 13 or 15(d) of the Exchange Act;

(r) Prior to the Trade Date, Counterparty has not taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of Counterparty in connection with the offering of the Convertible Notes;

(s) None of Counterparty or any of its subsidiaries is in violation of its certificate of incorporation or certificate of formation, or its bylaws or limited liability company agreement (or other organizational documents), or in default in the performance or observance of any material obligation, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, other than such defaults that individually or in the aggregate would not have a Material Adverse Effect;

(t) Other than as set forth in the Offering Memorandum, there are no legal or governmental proceedings pending to which Counterparty or any of its subsidiaries is a party or of which any property of Counterparty or any of its subsidiaries is the subject which, if determined adversely to Counterparty or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of Counterparty’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(u) (x) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (y) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (z) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction; and

(v) The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(B) Each party makes to the other the representations and warranties set forth in Sections 3(a) through (f) of the Agreement with respect to the Agreement as supplemented by this Confirmation; provided that Dealer makes the representation and warranty set forth in Section 3(e) and Counterparty makes the representation and warranty set forth in Section 3(f). In addition, each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to Counterparty is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

8. Other Provisions:

(a) Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(A)(g) of this Confirmation; provided that such opinion may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(b) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase the Notice Percentage as determined on such day is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the product of the Number of Options and the Option Entitlement and the denominator of which is the number of Shares outstanding on such day.

(c) Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not engage in any such distribution (x) until the second Scheduled Trading Day immediately following the Trade Date and (y)(A) on any day during any Conversion Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day in such Conversion Period.

(d) No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e) Number of Repurchased Shares. Counterparty represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees, contractual agreements binding upon Counterparty, on the Trade Date.

(f) Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on August 13, 2012 (or such later date as agreed upon by the parties) (August 13, 2012 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, Counterparty shall reimburse Dealer for reasonable costs or expenses (including market losses) relating to the unwinding of its, or the Hedging Party’s, Hedging Activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position) unless the sale of Convertible Bonds is not consummated with the initial purchasers as a result of breach of the Purchase Agreement by the initial purchasers (in which case no such reimbursement will be payable). The amount of any such reimbursement shall be determined by Dealer in good faith and in a commercially reasonable manner. Dealer shall notify Counterparty of such amount and Counterparty shall deliver Share Termination Delivery Property or, at the election of Counterparty, pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver an aggregate number of Shares in connection with the Early Unwind in excess of 1,448,601 Shares, subject to adjustment from time to time as a result of actions of Counterparty or events within Counterparty’s control and in accordance with the provisions of this Confirmation and the Equity Definitions.

(g) Transfer or Assignment. Neither party may transfer any of its rights or obligations hereunder and under the Transaction and Agreement without the prior written consent of the non-transferring party (such consent not to be unreasonably withheld); provided that, subject to applicable law, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates of credit quality at least equivalent to that of Dealer as of the Trade Date or to any other of its affiliates provided that Counterparty shall receive a full guaranty of such affiliate’s obligations from Dealer in form and substance reasonably satisfactory to Counterparty if (i) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment and (ii) as a result of such transfer or assignment, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment. Except for the transfer or assignment contemplated in the proviso to the first sentence of this paragraph 8(g), in the case of a transfer or assignment by Counterparty or Dealer of its rights and obligations hereunder and under the Agreement, in whole or in part (any Options so transferred or assigned, the “Transfer Options”), to any party, withholding of consent by the other party (the “Remaining Party”) shall not be considered unreasonable if such transfer or assignment does not meet the following reasonable conditions that the Remaining Party may impose: (i) with respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to paragraph 8(b) (“Repurchase Notices”) or any obligations under paragraph 2 regarding Extraordinary Events or paragraph 8(m) (“Registration”) of this Confirmation; (ii) any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended); (iii) such transfer or assignment shall be effected on terms, including any reasonable undertakings by such transferee (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of the Remaining Party, will not expose the Remaining Party to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such transferee and the transferor as are reasonably requested and reasonably satisfactory to the Remaining Party; (iv) the Remaining Party will not, as a result of such transfer or assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that the Remaining Party would have been required to pay to the transferor in the absence of such transfer or assignment; (v) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment; (vi) without limiting the generality of clause (ii), the transferor shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by the Remaining Party to permit the Remaining Party to determine that results described in clauses (iv) and (v) will not occur upon or after such transfer or assignment; and (vii) the transferor shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by the Remaining Party in connection with such transfer or assignment.

Notwithstanding the foregoing, at any time at which a transaction proposed to be entered into by Dealer would cause the Articles Ownership Percentage to exceed 4.9%, unless Counterparty provides an acknowledgment to Dealer to the effect that the Shares owned or controlled by Dealer or any of its affiliates will not be deemed as owned or controlled by an “Alien” (as defined in Article Twelve Section 6 of Counterparty’s Certificate of Incorporation), Dealer may (or shall, if requested by Counterparty) transfer or assign to a third party such portion of the Transaction that would otherwise cause the Articles Ownership Percentage to exceed 4.9% (it being understood and agreed that Dealer would make such a transfer or assignment to (a) one of its U.S. affiliates, if, in Counterparty’s view, such a transfer or assignment would result in the Shares owned or controlled by such U.S. affiliates not being owned or controlled by an “Alien” for purposes of Article Twelve of Counterparty’s Certificate of Incorporation) or (b) unless otherwise consented by Counterparty, to a third party who is not an “Alien” for purposes of Article Twelve of Counterparty’s Certificate of Incorporation, if the transfer or assignment would otherwise result in such Shares deemed owned or controlled by an “Alien” for purposes of Article Twelve of Counterparty’s Certificate of Incorporation); provided further that if Dealer is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer (or to one of its U.S. affiliates, if, in Counterparty’s view, such a transfer or assignment would result in the Shares owned or controlled by such U.S. affiliates not being owned or controlled by an “Alien” for purposes of Article Twelve of Counterparty’s Articles of Incorporation) such that the Articles Ownership Percentage does not exceed 4.9%, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Articles Terminated Portion”) of the Transaction, such that the Articles Ownership Percentage following such partial termination will be equal to 4.9%.

Notwithstanding the foregoing, at any time at which (1) the Option Equity Percentage exceeds 9.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that, in the good faith determination of the relevant Dealer Person, would give rise to materially burdensome reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under Section 203 of the Delaware General Corporation Law, but excluding any report or filing required pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to eliminate such Excess Ownership Position or effect a transfer or assignment to a third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness at least equal to that of Dealer as of the Trade Date on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Reporting Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists.

In the event that Dealer so designates an Early Termination Date with respect to an Articles Terminated Portion or a Reporting Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Articles Terminated Portion or the Reporting Terminated Portion, as the case may be, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 8(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence).

The “Articles Ownership Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and its affiliates “own or control” (within the meaning of Article 12 Section 2 of Counterparty’s Certificate of Incorporation) on such day, and (B) the denominator of which is the number of Shares outstanding on such day.

The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”) “beneficially owns” (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the product of the Number of Options and the Option Entitlement and (B) the denominator of which is the number of Shares outstanding on such day. For purposes of this Section 8(g), the term “Dealer” shall include any of the Dealer’s permitted successors or assigns.

(h) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s, or the Hedging Party’s, Hedge Activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii) if the Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Settlement terms will apply on each Staggered Settlement Date, except that the Shares to be delivered pursuant to such terms will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(i) Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder. Dealer appoints Agent as Dealer’s Process Agent for purposes of Section 13(c) of the Agreement.

(j) No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties, the obligations of Dealer hereunder are not secured by any collateral. In addition obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(k) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions, (ii) pursuant to Section 6(d)(ii) of the Agreement or (iii) pursuant to “Early Unwind” above (each, a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) unless Counterparty elects for Dealer to satisfy such Payment Obligation by delivery of cash or in the event of a Nationalization, Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement in each case that resulted from an event or events outside Counterparty’s control, in which case the provisions of Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply in lieu of the provisions set forth in this paragraph 8(k). Counterparty shall give irrevocable telephonic notice to Dealer of any such selection, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization or Insolvency), the Early Termination Date or date of cancellation, as applicable; where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any “material non-public information” (within the meaning of Section 10(b) of the Exchange Act and the rules promulgated thereunder) concerning itself or the Shares. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:	Applicable, if elected as per above, and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above or Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(l) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m) Registration. Counterparty hereby agrees that if, in the good faith and reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement substantially similar in underwriting agreements customary for registered secondary offerings of a substantially similar size, in form and substance reasonably satisfactory to Dealer (provided however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section shall apply at the election of Counterparty); (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity offerings of a substantially similar size, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, reasonably requested by Dealer.

(n) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each party and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(o) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(p) Securities Contract. Each of Dealer and Counterparty agrees and acknowledges that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of sections 101(22) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value”, “payment amount” or “other transfer obligation” within the meaning of section 362 of the Bankruptcy Code and is a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of section 546 of the Bankruptcy Code and (B) that is the parties are entitled to the protections afforded by, among other sections, section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(q) Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(r) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Dealer, such delivery shall be effected through Agent.

(s) Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(t) Additional Termination Events.

(i) The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 7.01 of the Indenture that results in an acceleration of the Convertible Notes pursuant to the terms of the Indenture shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) The occurrence of an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions) that may adversely affect the rights or obligations of Dealer hereunder, or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

(iii) If any Repurchase Event occurs, (A) Counterparty shall notify Dealer as promptly as practicable of such event, (B) such an event shall be an Additional Termination Event, (C) an Early Termination Date shall be deemed to occur automatically on the date of such notice with respect to a portion of the Transaction relating to a number of Options equal to the number of Convertible Securities in denominations of USD 1,000 principal amount so repurchased, exchanged or repaid in connection with such Repurchase Event (the “Affected Portion”), but payment of the Close-out Amount in respect of such Early Termination Date shall not be due until one Settlement Cycle following the date on which Dealer delivered the statement provided pursuant to Section 6(d)(i) of the Agreement, and (D) Counterparty shall be deemed the sole Affected Party and the Affected Portion shall be deemed the sole Affected Transaction.

“Repurchase Event” means the occurrence of any of the following:

(1) any Convertible Securities are repurchased (other than as a result of a fundamental change, as defined in the Indenture) by Counterparty or any of its subsidiaries;

(2) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described);

(3) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (whether following acceleration of the Convertible Notes or otherwise); or

(4) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.

For the avoidance of doubt, in the case of each of clauses (1) through (4), conversions of the Convertible Securities pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

(u) Additional ISDA Schedule Terms.

(i) “Specified Entity” means in relation to each of Dealer and Counterparty for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v) of the Agreement, not applicable.

(ii) “Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

(iii) The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to either party.

(iv) Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(v) “Termination Currency” means United States Dollars (“USD”).

(vi) Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) or a Termination Event and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(vii) Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(viii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(ix) Fully Paid Transactions. The condition precedent in Section 2(a)(iii)(1) of the Agreement shall not apply to a payment and delivery owing by a party if the other party shall have satisfied in full all its payment or delivery obligations under Section 2(a)(i) of the Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i) of the Agreement.

(x) Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Delaware and is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(xi) Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be Delivered

Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC.

acting solely as Agent in connection with this Transaction

By:	/s/ Paul Robinson
Name: Paul Robinson Title: Managing Director

Accepted and confirmed as of the Trade Date:

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr. Title: Executive Vice President and CFO

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price: USD 53.8451.

2.	Premium: USD 18,988,320.00